Exhibit 3.3

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:00 PM 04/06/2001
010169981 – 2103965

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

WESTERN DIGITAL CORPORATION

Western Digital Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.            The name of this corporation is Western Digital Corporation. Western Digital Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on October 8, 1986.

2.            Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

3.            The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name of this corporation is:

WESTERN DIGITAL TECHNOLOGIES, INC.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of this corporation in the State of Delaware is c/o National Registered Agents, Inc., 9 East Loockerman Street, in the City of Dover, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The corporation shall be authorized to issue one class of shares of stock to be designated “Common Stock”; the total number of shares which this corporation shall have authority to issue is Five Thousand (5,000); and each such share shall have a par value of one cent ($0.01).

ARTICLE V

STOCKHOLDER VOTE PURSUANT TO SECTION 251(G) OF

THE GENERAL CORPORATION LAW OF THE STATE OF

DELAWARE

Any act or transaction by or involving this corporation, other than the election or removal of directors of this corporation, that requires for its adoption under the General Corporation Law of the State of Delaware or the provisions of this Amended and Restated Certificate of Incorporation the approval of the stockholders of this corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Western Digital Corporation (incorporated under the name, The Western Digital Group, Inc. on October 26, 2000) (and any successor by merger), by the same vote as is required pursuant to the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation, as applicable.

ARTICLE VI

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of this corporation.

ARTICLE VII

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as director.

ARTICLE IX

NO ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

No action required to be taken or which may be taken at any annual or special meeting of stockholders of this corporation may be taken without a meeting, and the power of stockholders to consent in writing without a meeting to the taking of any action is specifically denied.

ARTICLE X

CORPORATE POWER

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE XI

CREDITOR COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by Michael A. Cornelius, its authorized officer this 6th day of April, 2001. Effective Time 4:31 P.M.

WESTERN DIGITAL CORPORATION

Michael A. Cornelius
Vice President, Law and Administration and Secretary

State of Delaware Secretary of State
Division of Corporations
Delivered 02:58 PM 11/24/2008
FILED 01:48 PM 11/24/2008
SRV 081140661 – 2103965 FILE

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

WESTERN DIGITAL TECHNOLOGIES, INC.

It is hereby certified that:

1.    The name of the corporation (hereinafter called the “corporation”) is:

WESTERN DIGITAL TECHNOLOGIES, INC.

2.    The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3.    The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4.    The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on November 24, 2008

/s/ Raymond M. Bukaty
Name:	Raymond M. Bukaty
Title:	Sr. Vice President